Exhibit 10.3

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of February16, 2009 by and among Burlington Coat Factory Holdings, Inc., a Delaware corporation (“Parent”), Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”), and Mark Nesci (“Executive”).

Reference is made to (i) that certain Employment Agreement, dated as of April 13, 2006, by and between the Company and Executive (the “Employment Agreement”), (ii) the 2006 Management Incentive Plan of Parent (the “Plan”), (iii) that certain Non-Qualified Stock Option Agreement, dated as of April 13, 2006, by and between Parent and Executive (the “Option Agreement”), (iv) that certain Restricted Stock Grant Agreement, dated as of April 13, 2006, by and between Parent and Executive (the “Restricted Stock Agreement”), and (v) that certain Stockholders Agreement, dated as of April 13, 2006, by and among Parent, Executive, and certain other equityholders of Parent (the “Stockholders Agreement”).  Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms in the Employment Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment Separation Matters.

(a) Effective as of the date hereof, to the extent he has not already done so, Executive hereby resigns as a director of, and as the President and Chief Executive Officer of, Parent and the Company, and hereby resigns any other position he may hold as an executive, officer or director of any Subsidiaries of Parent or the Company.  Executive’s status as an employee of Parent, the Company, and any of its Subsidiaries shall terminate on February 16, 2009 (the “Transition Date”).  Effective as of the Transition Date, the Employment Agreement will terminate and be of no further force or effect, except for those terms and provisions which expressly survive termination of the Employment Agreement as provided in Section 10 of the Employment Agreement, each of which will survive the Transition Date in accordance with its terms.

(b) From and after the Transition Date, Executive shall serve as a senior advisor to the board of directors of Parent, and in such role shall perform such duties, responsibilities, and functions as may be delegated to him from time to time by the board of directors of Parent.  In his role as senior advisor, Executive shall (i) devote such efforts, time, and attention to the business and affairs of Parent, the Company, and its Subsidiaries as may be requested of him from time to time by the board of directors of Parent (except for permitted vacation periods and reasonable periods of illness and other incapacity), and (ii) receive an annual salary (payable in regular installments in accordance with the Company’s general payroll practices in effect from time to time) of $100,000 (the “Advisory Fee”), but shall not receive any other benefits (including, without limitation, any bonus, incentive compensation, deferred compensation, equity award, health, or welfare benefits), except as expressly set forth otherwise in this Agreement; provided, that the Advisory Fee shall only be payable from and after May 30, 2009 (the “Separation Date”).  Executive and Parent may each terminate Executive's role as senior advisor at any time and for any reason (such date of termination, the “Advisory Termination Date”), and from and after the Advisory Termination Date Executive shall not be entitled to receive any further payments from Parent, the Company, or any of its Subsidiaries, other than accrued but unpaid salary or as expressly set forth otherwise in this Agreement.

2. Severance Payments and Related Matters.

(a) Severance Payments.  As of the Transition Date, in addition to the Advisory Fee but instead of any amounts to which Executive otherwise would be entitled pursuant to Section 4 of the Employment Agreement, Executive shall be entitled to:

(i) all previously earned and accrued but unpaid base salary and bonuses, and unpaid business expenses;

(ii) the pro rata portion of Executive's target bonus for the current fiscal year, to the extent the applicable targets are met for such year, pro rated based on the number of days worked by Executive during such year through the Transition Date;

(iii) continuation of payment of Executive’s base salary as in effect on the Transition Date until the Separation Date; and

(iv) $1,200,000.

it being understood that in each case Executive shall be entitled to receive (and continue receiving) the amounts and benefit payments set forth herein (A) if and only if Executive has executed and delivered to the Company, and has not revoked or breached (including, without limitation, by bringing any Claim, as defined therein), the Release and (B) only so long as Executive has not breached, or engaged in conduct prohibited by, the Employment Agreement (including Sections 5 through 7 thereof) and has not breached any provision of this Agreement.  The amounts payable pursuant to this Section 2(a) shall be payable from and after the Transition Date in regular installments (and in the case of the payments under clause (iv), over a period of two (2) years) in accordance with the Company’s normal payroll practices in effect as of the Transition Date and shall be subject to customary withholding, payroll, and other taxes; provided, that the amount, if any, payable pursuant to Section 2(a)(ii) shall be payable when bonus payments for the current fiscal year are made to other employees of the Company; provided, further, that the Company shall commence payment of the amounts payable pursuant to Section 2(a)(iv) on the Separation Date.

(b) Health Coverage.

(i) Subject to continued compliance with the provisions of Section 2(a) above, for the period commencing on the Transition Date and ending on the second (2nd) anniversary of the Separation Date (the “Health Continuation Period”), Executive shall be entitled to continued reimbursement of health care expenses for Executive and his spouse and eligible dependents under the Company's group health plan (the “Health Plan”) on the same basis as an active employee of the Company.  During the Health Continuation Period, any periodic payments received by Executive pursuant to Sections 2(a)(iii) or (iv) shall be increased by the amount that must be paid by Executive for the amount that Executive must pay with respect to the applicable period for him and his spouse and eligible dependents to continue to be so covered, with such increases grossed-up for tax purposes as provided in Section 4(b)(i)(5) of the Employment Agreement.

(ii) Effective at the end of the Health Continuation Period, Executive will be entitled to elect to continue coverage under the Health Plan for himself and his spouse and eligible dependents for as long as he lives, provided that the Health Plan remains in effect.  If Executive so elects, Executive shall be solely responsible for paying the cost, as determined by the actuary for the Health Plan, of such coverage.

(iii) Notwithstanding anything set forth in paragraphs (i) or (ii) above, the Company’s obligation to provide Executive with continued coverage under the Health Plan shall cease on the date on which Executive commences to be eligible for coverage under a subsequent employer’s group health plan.

(c) No Other Payments.  Except as set forth in Sections 1(b) and 2(a) above, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company, or any of their respective Subsidiaries after the Transition Date and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Transition Date (other than vested retirement benefits accrued on or prior to the Transition Date that have not yet been paid) shall cease upon the Transition Date, other than, (i) those expressly required under applicable law (such as COBRA), and (ii) those set forth in that certain Agreement, dated as of November 8, 2005, by and between Executive and the Company and concerning certain death benefits (which such agreement shall remain in full force and effect in accordance with its terms).  Executive and the Company acknowledge and agree that the amounts payable as set forth in this Section 2 expressly supersede and replace the Company’s obligations set forth in Section 4 of the Employment Agreement and that no such amounts under Section 4 of the Employment Agreement shall be payable (except to the extent set forth otherwise in this Section 2).

(d) Mitigation; Termination of Certain Benefits.  Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.

(e) Right of Offset.  Unless otherwise prohibited by Code Section 409A (as defined below) with respect to any payment hereunder that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, the Company may offset any amounts Executive owes Parent, it, or their respective Subsidiaries against any amounts Parent, the Company, or any of their respective Subsidiaries owes Executive hereunder.

3. Release.  As a condition to receiving the severance benefits under Section 2 beyond the benefits described in Section 2(a)(i), Executive shall execute and deliver to the Company a general release in the form of Exhibit A attached hereto (the “Release”).  The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Transition Date.  The payments which will be made to Executive described herein are conditioned upon the Release being in full force and effect.

4. Option Matters.  Notwithstanding anything to the contrary set forth in the Option Agreement, Parent hereby agrees that sixty percent (60%) of the Options (as such terms is defined in the Option Agreement) granted to Executive pursuant to the Option Agreement shall be vested as of the Transition Date.  All such vested Options held by Executive shall, notwithstanding any provision to the contrary in the Plan or the Option Agreement, remain vested and exercisable by Executive (in accordance with the terms of the Option Agreement and the Plan) until the later of (a) the fourth (4th) anniversary of the Transition Date, or (b) the second (2nd) anniversary of the Advisory Termination Date, upon which date all such Options shall immediately terminate (such termination date, the “Equity Termination Date”); provided that in no event shall the Equity Termination Date be later than the original expiration date of the Options as set forth under the Plan or the Option Agreement.  Executive hereby acknowledges that all Options held by him which are not vested and exercisable as of the Transition Date shall terminate as of such date, without any required action on the part of Parent or any other person.  Except as set forth otherwise in this Section 4, nothing in this Agreement shall modify the terms of any Options held by Executive, the Option Agreement, or the Plan.

5. Other Equity Matters.

(i) Executive hereby affirms that he is, and shall remain, bound by the provisions of the Stockholders Agreement.  In addition, Parent and Executive hereby agree that, with respect to any of the shares of the capital stock of the Company owned by him as of the Transition Date, or any shares of the capital stock of the Company that he may acquire as a result of any exercise of Options after the Transition Date, Parent shall not be entitled to exercise the Company Call Option (as such term is defined in the Stockholders Agreement).  Except as set forth otherwise in this Section 5, nothing in this Agreement shall modify the terms of the Restricted Stock Agreement of the Stockholders Agreement.

(ii) Following the Transition Date, Parent shall purchase 33,333 of the Units owned by Executive for a purchase price in cash equal to (i) 33,333, multiplied by (ii) a per Unit price of $90; provided, that Parent shall have the right to withhold from any payments to Executive pursuant to the Put Option to the extent required by applicable law.  For purposes of this Agreement, a “Unit” is 1 share of Parent’s Class L Common Stock and 9 shares of Parent’s Class A Common Stock.  The consummation of such purchase and sale shall occur no later than March 6, 2009.  Parent shall have the right to receive customary representations and warranties from Executive in connection with such purchase and sale (including with respect to title and absence of liens and encumbrances) and to have any signatures be guaranteed by a national bank or reputable securities broker.

6. Other Agreements.

(a) Non-Disparagement.  Executive agrees not to disparage Parent, the Company, or any of their respective past and present investors, affiliates, officers, directors or employees, and to keep all confidential and proprietary information about the past or present business affairs of Parent, the Company and its Subsidiaries confidential unless a prior written release from the Company is obtained.  Parent and the Company agrees that the executives of Parent and the Company shall not disparage Executive.

(b) Return of Property.  Executive may retain his laptop, car (except that from and after the Transition Date Executive shall be responsible for costs and expenses incurred in connection with the operation, maintenance, insurance, and repair of such car), and shopping discount as in effect on the Transition Date; provided, that any information or documents on Executive's laptop concerning the business of Parent, the Company or any of their respective Subsidiaries or affiliates shall continue to be subject to the confidentiality provisions of the Employment Agreement.  Except with respect to the foregoing items, Executive agrees that, effective as of the Transition Date, Executive shall have returned to the Company any and all property, tangible or intangible, relating to the business of Parent, the Company, and their respective Subsidiaries’ businesses, which Executive possessed or had control over at any time (including, but not limited to, credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

(c) No Admissions.  This Agreement shall not be construed as an admission of any wrongdoing by Parent, the Company, any of their respective Subsidiaries or affiliates, or any of their directors, officers, agents or employees.

(d) Post-Mortem Payments; Designation of Beneficiary.  In the event that Executive remains entitled to receive any cash payments pursuant to the terms hereof and Executive dies, such payments shall be made to a beneficiary or beneficiaries designated by Executive.  At any time after the execution of this Agreement, Executive may prepare, execute, and file with the Secretary of the Company a designation of beneficiary form.  Executive hereby designates Marie Nesci as such beneficiary.  Executive shall thereafter be free to amend, alter or change such form; provided that any such amendment, alteration or change shall be made by filing a new designation of beneficiary form with the Secretary of the Company.  In the event Executive revokes the above designation but fails to designate another beneficiary, following the death of Executive all payments of the amounts specified by this Agreement which would have been paid to Executive’s designated beneficiary pursuant to this Agreement shall instead be paid to Executive’s spouse, if any, if she survives Executive or, if there is no spouse or she does not survive Executive, to Executive’s estate.

7. Representations and Warranties; Acknowledgments.

(a) Executive’s Representations and Warranties.  Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(b) Executive’s Acknowledgment.  Executive hereby acknowledges and represents that he was advised to and he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (including the Release) or voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein (including the Release).

(c) The Company’s Representations and Warranties.  Parent and the Company each hereby represent and warrant to Executive that (i) the execution, delivery and performance of this Agreement by such person does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such person is a party or by which it is bound, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of such person, enforceable in accordance with its terms.

8. Confidentiality.  Each of Parent, the Company and Executive agrees that the contents of this Agreement and the attached Release, including but not limited to its financial terms, are strictly confidential.  By executing this Agreement Executive agrees and represents that Executive has maintained and will maintain the confidential nature of the agreement and has not and will not disclose its terms to any third party, except (a) to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case Executive shall notify the Company in writing in advance of disclosure; and (c) as necessary to enforce this Agreement.  By executing this Agreement, Parent and the Company each agree and represent that such person has maintained and will maintain the confidential nature of the agreement and has not and will not disclose its terms to any third party, except (x) to its executive staff and governing bodies, as necessary or appropriate, and to its outside counsel, auditors and other advisors; (y) as otherwise required by law (including applicable securities regulations); and (z) as necessary to enforce this Agreement.

9. General Provisions.

(a) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith, including but not limited to the Release attached as Exhibit A, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile or portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Parent, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e) Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of  New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(f) Forum.  The parties agree that they will not file any action arising out of or based upon this Agreement other than in the federal and state courts located in the State of New York.  The parties consent to personal jurisdiction and venue solely within the federal and state courts located in the State of New York and waive all other possible objections thereto.

(g) Specific Performance.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of Parent, the Company and Executive.

10. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) Notwithstanding any other provision in this Agreement, the parties hereto agree that the bona fide level of services that Executive will be required to perform pursuant to Section 1(b) shall in no event be at a level that would prevent Executive from being treated as having a “separation from service” (within the meaning of Code Section 409A) on the Transition Date.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d) To the extent that any expense reimbursement or in-kind benefit under this Agreement constitutes “non-qualified deferred compensation” for purposes of Code Section 409A, (i) such expense or other reimbursement hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BURLINGTON COAT FACTORY HOLDINGS, INC.

By: /s/ Paul Tang
Name: Paul Tang
Its: EVP

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By: /s/ Paul Tang
Name: Paul Tang
Its: EVP

MARK NESCI

/s/ Mark Nesci

Exhibit A

GENERAL RELEASE

I, Mark Nesci, in consideration of and subject to the performance by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”), of its obligations pursuant to the Separation Agreement, dated as of February 16, 2009 (the “Agreement”) and this General Release (the “General Release”), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Companies and their subsidiaries and affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments paid to me under the Agreement represent consideration for signing this General Release and are not salary or wages to which I was already entitled.  I understand and agree that I will not receive the payments specified in the Agreement, or any other payments of any kind (including any payable pursuant to the terms of the Employment Agreement, dated as of April 13, 2006, by and between me and the Company (the “Employment Agreement”)) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release, the Agreement, or the Employment Agreement.  Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all salary, wages and bonuses that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company (except for bonuses, if any, referred to in Section 2(a)(ii) of the Agreement).

2. Except as provided in paragraphs 4, 12 and 13 below and except for the provisions of the Agreement and the Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my engagement and employment by, and separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to make any payments pursuant to the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will return all payments received by me pursuant to the Agreement.

8. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other advisor I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10. I agree that, as of the Transition Date, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data other than such documents as are generally or publicly known; provided, that such documents are not known as a result of my breach or actions in violation of the Agreement, the Employment Agreement, or this General Release.

11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by Parent, the Company or by any Released Party of the Agreement after the date hereof or any other rights or claims I may have against Parent, the Company or any Released Party arising after the date hereof.

12. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. As set forth in Section 1(c) of the Agreement, certain provisions of the Employment Agreement survived the termination of my employment and are incorporated herein and made part hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963 AND THE AMERICANS WITH DISABILITIES ACT OF 1990;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST 21 DAYS (OR 45 DAYS, AS REQUIRED BY LAW) FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON FEBRUARY 16,, 2009 TO CONSIDER IT;

6. ANY CHANGES TO THE EMPLOYMENT AGREEMENT SINCE APRIL 13, 2006 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7. I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT NOTICE OF ANY SUCH REVOCATION HAVING BEEN RECEIVED BY THE COMPANY;

8. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:  February 16, 2009                                                                /s/ Mark Nesci

        Mark Nesci